Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of [●], 2019 (the “Effective Date”), by and among Tallgrass Management, LLC, a Delaware limited liability company (the “Company”), Tallgrass Energy GP, LLC, a Delaware limited liability company (the “General Partner”), and [●], an individual (“Executive”).

RECITALS

WHEREAS, Executive is currently employed as [●] of the Company; and

WHEREAS, reference is made to that certain Purchase Agreement, dated as of January 30, 2019, by and among Tallgrass Energy Holdings, LLC and certain other Sellers named in the Purchase Agreement, as Sellers, Prairie GP Acquiror LLC, Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP and Prairie Non-ECI Acquiror LP, as Acquirors, and David G. Dehaemers, John T. Raymond and Frank J. Loverro, as Seller Representatives (the “Purchase Agreement”); and

WHEREAS, this Agreement is being entered into in connection with the transactions contemplated by the Purchase Agreement; and

WHEREAS, following the Closing (as defined in the Purchase Agreement), the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company and serve as an executive of the Partnership Entities (as defined below), on the terms set forth herein following the Closing.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein and in the Purchase Agreement, and other good and valuable consideration, the parties agree as follows:

1. Employment. The Company agrees to continue to employ Executive and Executive agrees to continue to be employed by the Company as the Company’s [●](the “Position”) upon the terms and conditions of this Agreement until such employment is terminated as provided in Section 7. Executive will report to the [●] of the Company. So long as Executive is employed by the Company in the Position, each of the General Partner, Tallgrass Equity, LLC and Tallgrass MLP GP, LLC (collectively, the “Partnership Entities”) agrees that Executive will also serve as and be appointed in the same Position for each of the Partnership Entities. The period in which Executive is employed by the Company hereunder is referred to as the “Employment Period.”

2. Compensation.

(a) For all services rendered by Executive to the Company, the Partnership Entities and each of the downstream affiliates of the Partnership Entities (the Partnership Entities and such downstream affiliates, the “Constituent Companies”), the Company will pay Executive an annualized base salary of not less than $[●] (“Base Salary”), which will accrue and be payable in arrears in accordance with the Company’s general payroll practices (and any increase in Base Salary during the Employment Period shall then be referred to as “Base Salary” for the purposes of this Agreement).

(b) Executive shall be eligible to receive a bonus for the 2019 calendar year (the “2019 Bonus”) and a bonus for 2020 calendar year (the “2020 Bonus”), which 2019 Bonus and 2020 Bonus shall each be equal to a minimum of [●]% of Executive’s Base Salary and a maximum of at least [●]% of Executive’s Base Salary. Each of the 2019 Bonus and 2020 Bonus shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies or determines the amount of each such bonus following the end of the applicable calendar year, but in no event later than March 15th following the end of such calendar year. For the 2021 calendar year and each subsequent complete calendar year that Executive is employed by the Company hereunder, Executive shall be eligible for discretionary bonus compensation (the “Annual Bonus”). The performance targets for the applicable calendar year (the “Bonus Year”) that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the Bonus Year have been achieved, but in no event later than March 15th following the end of such Bonus Year. Notwithstanding anything in this Section 2(b) to the contrary, (i) Executive shall be paid the 2019 Bonus and 2020 Bonus only if Executive remains continuously employed by the Company from the Effective Date through December 31, 2019 for the 2019 Bonus (and regardless of whether Executive is employed by the Company after December 31, 2019) and December 31, 2020 for the 2020 Bonus (and regardless of whether Executive is employed by the Company after December 31, 2020), and (ii) the Annual Bonus, if any, shall only be payable for a particular Bonus Year if Executive remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid.

(c) During the Employment Period, Executive shall be eligible to participate in the Company’s equity incentive plan(s), as in effect from time to time. Any award(s) granted to Executive shall be on such terms and conditions as the Board shall determine.

(d) All payments made, and benefits provided, by the Company to Executive under this Agreement are subject to any applicable withholding and other applicable taxes.

3. Additional Benefits; Expenses; Liability Insurance.

(a) During the Employment Period, Executive will be eligible for additional benefits, by way of insurance, hospitalization and vacations normally provided to senior executives of the Company, pursuant to the terms of those plans, programs and policies of the Company in effect during Executive’s employment with the Company, and such additional benefits, if any, as determined by the Board of Directors of the General Partner (the “Board”).

(b) The Company will reimburse Executive for all ordinary and necessary out-of-pocket expenses incurred and paid by Executive in the course of the performance of Executive’s duties pursuant to this Agreement and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to the manner of approval and reporting of these expenses.

(c) So long as Executive is employed under this Agreement and thereafter so long as Executive is subject to any possible claim, the Company and the Partnership Entities will purchase and maintain in effect for the benefit of Executive one or more valid and enforceable policies of directors and officers liability insurance providing, in all respects, coverage at least as beneficial to Executive as that provided pursuant to the insurance policies in place on the date hereof. In addition, if Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company, a Partnership Entity or an affiliate of the Company or a Partnership Entity with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, a Partnership Entity or an affiliate of the Company or a Partnership Entity, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company and the Partnership Entities to the maximum extent permitted under applicable law and the Company’s or such Partnership Entity’s governing documents from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (1) a written request for payment; (2) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (3) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company and the Partnership Entities under this Agreement.

4. Duties. During the Employment Period, Executive will (a) devote Executive’s reasonable best efforts and entire business time (other than as a result of illness or disability) to further the interests of the Company and the Constituent Companies, (b) perform diligently, to the reasonably best of Executive’s abilities, the usual and customary duties and services appertaining to Executive’s Position (other than as a result of illness or disability), as well as such additional duties and services appropriate to Executive’s Position that the Company may lawfully and reasonably request from time to time, (c) truthfully and accurately maintain and preserve the records of the Company and the Constituent Companies, and (d) fully account for all monies and other property of the Company or any of the Constituent Companies over which Executive may from time to time have in Executive’s custody and deliver the same to the Company or its designee to the extent reasonably directed to do so; provided that, so long as it does not materially interfere with Executive’s duties, nothing herein will preclude Executive from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business (not competing with any of the Constituent Companies) or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing Executive’s personal investments and those of Executive’s family.

5. Covenant Not to Compete. Executive acknowledges that, during Executive’s employment with the Company, Executive, at the expense of the Company and the Constituent Companies, has and will establish favorable relations with the customers to, and regulators of, the Company and the Constituent Companies and has and will receive and have access to the intellectual property and confidential information of the Company and the Constituent Companies. Therefore, in consideration of these relationships, Executive’s employment with the Company, and to further protect the intellectual property and confidential information of the Company and the Constituent Companies, Executive agrees that, during the term of Executive’s employment by the Company and (i) if the voluntary or involuntary termination of Executive’s employment for any or no reason occurs on or before December 31, 2020, for a period of two years from the date of such termination, or (ii) if the voluntary or involuntary termination of Executive’s employment for any or no reason occurs on or after January 1, 2021, until the later of (x) December 31, 2022, and (y) the one-year anniversary of such termination, Executive will not, directly or indirectly, without the express written consent of the Board except when and as requested to do in and about the performance of Executive’s duties under this Agreement:

(a) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, principal, member, manager, shareholder, employee, agent, representative, consultant or independent contractor of, or in any way assist any person or entity in the conduct of, any business located in or doing business in the Restricted Area that is engaged in any business competitive to any business engaged in by a Constituent Company during the term of Executive’s employment by the Company, including, but not limited to, any business that is engaged in the interstate transportation via pipeline of natural gas, petroleum or petroleum byproducts; provided, however, that notwithstanding the foregoing, Executive may own passive investments of up to 5% of the outstanding equity securities in any entity that is listed upon a national stock exchange or actively traded in the over-the-counter market so long as Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such entity and is not involved in, directly or indirectly: (i) controlling, directing, managing or operating or (ii) participating in the control, direction, management or operation of such entity or its business or affairs; provided, further, that, notwithstanding the foregoing, Executive may passively invest money with private equity firms or other private entities (or related investment funds or vehicles) that make investments in competing portfolio companies, so long as Executive does not have the power, directly or indirectly, to control or direct the activities of the private equity firm or other private entity (or related investment funds or vehicles) and is not involved in, directly or indirectly, (x) controlling, directing, managing or operating or (y) participating in the control, direction, management or operation of the investment in any competing portfolio company or such competing portfolio company’s business or affairs; or

(b) entice or induce any person who has an employee or independent contractor relationship with the Company or any Constituent Company and with whom Executive had contact, directly or indirectly, during the term of Executive’s employment to change or end such relationship for the purpose of engaging in a business in competition with any business engaged in by the Company or any Constituent Company during the term of Executive’s employment by the Company or hire any such person.

As used herein, “Restricted Area” shall mean the areas listed on Exhibit A, and any other area where a Constituent Company is engaged (or where the Board or management has taken overt, significant actions, such as public disclosure or expending material costs, to become engaged) in business during the period that Executive is employed by a Constituent Company.

6. Specific Performance. Recognizing that irreparable damage will result to the Company and the Constituent Companies in the event of the breach of any of the foregoing covenants and assurances by Executive contained in Section 5, and that the Constituent Companies’ remedies at law for any such breach or threatened breach will be inadequate, the Company and the other Constituent Companies, in addition to all such other remedies that may be available to them, will be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Executive, and each and every person and entity acting in concert or participation with Executive, from the continuation of the breach. Neither the Company nor any other Constituent Company will be required to obtain a bond in an amount greater than $1,000. The covenants and obligations of Executive set forth in Section 5 are in addition to and not in lieu of or exclusive of any other obligations and duties of Executive to the Company or the other Constituent Companies, whether express or implied in fact or in law.

7. Termination.

(a) Executive’s employment by the Company will terminate immediately (unless otherwise determined by the Board) upon the occurrence of Executive’s death or Executive’s mental or physical incapacity or inability to perform the essential functions of Executive’s job (after accommodating for any reasonable accommodation, if available and required by law) for a consecutive period of 90 days or a non-consecutive period of 120 days during any 12-month period, as reasonably determined by the Board after consultation with an independent physician selected by the Company (such periods to be extended if appropriate as a reasonable accommodation for a disability).

(b) The Company may terminate Executive’s employment for Cause or without Cause. “Cause” means: (1) Executive’s conviction of, or plea of nolo contendere to, any crime or offense constituting a felony under applicable law, other than any motor vehicle violations for which no custodial penalty is imposed; (2) Executive’s commission of fraud or embezzlement against the Company or any other Constituent Company; (3) gross neglect by Executive of, or gross or willful misconduct by Executive in connection with the performance of, Executive’s duties to the Company or any other Constituent Company; (4) Executive willfully fails or refuses to carry out the reasonable and lawful instructions of the person to whom Executive reports (other than as a result of illness or disability) with respect to those matters reserved to such person; (5) Executive’s failure to perform the duties and responsibilities of the Position as Executive’s primary business activity, provided that, so long as it does not materially interfere with Executive’s duties on behalf of the Company or another Constituent Company or violate Section 5, nothing herein will preclude Executive from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business corporation (not competing with any Constituent Company) or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing Executive’s personal investments and those of Executive’s family; (6) a judicial determination that Executive has breached Executive’s fiduciary duties with respect to the Company or any Constituent Company; (7) Executive’s willful and material breach of Executive’s obligations in any agreement between Executive and a Constituent Company that Executive failed to cure, if curable, within 30 days following written notice thereof, specifically identifying such willful and material breach, having been delivered to Executive by the Company.

(c) Executive may terminate Executive’s employment with the Company with good reason or without good reason. A “Resignation for Good Reason” means Executive’s resignation for good reason (as defined below) if (x) Executive provides written notice to the Company describing in reasonable detail the event and stating that Executive’s employment will terminate upon a specified date in such notice (“Good Reason Termination Date”), which date is not earlier than 30 days after the date such notice is provided to the Company (“Notice Delivery Date”) and not later than 90 days after the Notice Delivery Date and (y) the Company does not remedy the event prior to the Good Reason Termination Date. For purposes of this Agreement, Executive has “good reason” if there occurs without Executive’s prior written consent:

(i) a material diminution of Executive’s duties and responsibilities to the Company or any Constituent Company to a level inconsistent with those of the Position;

(ii) a material reduction in Executive’s Base Salary or, as applicable, the 2019 Bonus, 2020 Bonus, or target Annual Bonus below 100% of Executive’s Base Salary or a material reduction in the aggregate welfare benefits provided to Executive (not including any reduction related to a broader compensation or benefit reduction that is not limited to Executive specifically);

(iii) a willful or intentional breach of this Agreement by the Company; or

(iv) relocation of Executive’s primary work location to a location that is not within 30 miles of either Leawood, Kansas, or Lakewood, Colorado.

(d) If (x) Executive’s employment with the Company is terminated pursuant to Section 7(a), (y) the Company terminates Executive’s employment for Cause or (z) Executive terminates Executive’s employment other than as a result of a Resignation for Good Reason, the Company will pay or provide to Executive:

(i) such unpaid salary as Executive has earned up to the date of termination; and

(ii) the other benefits and other amounts due Executive under Section 3 or as otherwise required by applicable law, as Executive has earned up to the date of Executive’s termination.

(e) If (x) the Company terminates Executive’s employment without Cause or (y) Executive terminates his or her employment as a result of a Resignation for Good Reason, the Company will pay or provide to Executive:

(i) such unpaid salary as Executive has earned up to the date of termination;

(ii) an amount equal to two times the sum of (1) Executive’s Base Salary immediately prior to Executive’s termination date (or, if greater, as of the Effective Date), plus (2) the amount of Executive’s bonus provided in Section 2(b) (2019 Bonus, 2020 Bonus or Annual Bonus, as applicable) most recently paid (or, if greater, the minimum bonus payable pursuant to Section 2(b) for such termination year without giving effect to the last sentence of Section 2(b)) to Executive prior to the date on which Executive’s termination occurs, with such amount payable as a lump sum within 60 days after the termination of Executive’s employment; and

(iii) such other benefits and other amounts due Executive under Section 3 or as otherwise required by applicable law, as Executive has earned up to the date of termination.

Except as provided in Section 7(h), any payment under this Section 7(e) must be made within 60 days after the termination of Executive’s employment; provided, however, if the termination of Executive’s employment is not a “separation from service” as described in Treas. Reg. § 1.409A-1(h) (a “Section 409A Separation”), such payment will be delayed until Executive’s Section 409A Separation.

(f) As a condition to receiving the termination payment provided in Section 7(e)(ii), Executive will: (i) abide by all of Executive’s post-separation obligations hereunder (and in any other agreement between Executive and a Constituent Company) and (ii) execute and deliver to the Company in the time provided by the Company to do so (and not exercise any revocation right in any time provided by the Company to do so) a release, in a form reasonably satisfactory to the Company (the “Release”), releasing all claims arising out of Executive’s employment or affiliation with the Company and any Constituent Company or the termination of such employment or affiliation (other than all claims to severance payments Executive may have under this Section 7, Executive’s rights under any of the Company’s incentive compensation and employee benefit plans and programs to which Executive is entitled under this Agreement, any claim for any tort for personal injury not arising out of or related to this termination).

(g) So long as Executive is an employee of the Company and thereafter (including after the termination of Executive’s employment), Executive will not make any disparaging comment in any format, whether written, electronic or oral, to any client, customer, account, supplier, service provider, agency, regulator, employee, the media, or any other person or entity regarding the Company or any Constituent Company or any of their clients, customers, accounts, suppliers, service providers, employees, agents, regulators, officers or directors or otherwise relating to the business of the Company or any Constituent Company. Notwithstanding the foregoing, nothing herein (or in the Confidentiality Agreement) shall prevent Executive from making a good faith report of possible violations of applicable law to any governmental agency, or making disclosures that are protected under the whistleblower provisions of applicable law and, pursuant to the federal Defend Trade Secrets Act, Executive shall not be held criminally or civilly liable for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event Executive files a lawsuit for retaliation by a Constituent Company for reporting of a suspected violation of law, Executive may (i) disclose a trade secret to Executive’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Executive (1) files any document containing such trade secret under seal; and (2) does not otherwise disclose such trade secret, except pursuant to court order. For the avoidance of doubt, nothing herein or in any other agreement between Executive and a Constituent Company shall prevent Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Agreement shall not be construed or applied to require Executive to obtain prior authorization from a Constituent Company before engaging in any of the foregoing conduct or to notify a Constituent Company of having engaged in any such conduct.

(h) If Executive is a “Specified Employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) as of the date of Executive’s termination of employment, as determined by the Company, and any equity security of the Company or any Constituent Company is publicly traded on an established securities market or otherwise, the payment of any amount under this Agreement on account of Executive’s Section 409A Separation that is deferred compensation subject to the provisions of Code Section 409A and not otherwise excluded from Code Section 409A, will not be paid until the later of the first business day that is six months after the date after Executive’s Section 409A Separation or the date the payment is otherwise payable under this Agreement (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed will be paid or reimbursed to Executive in a lump sum, without interest, and any remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified herein.

(i) All reimbursement and in-kind benefits provided pursuant to this Agreement will be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that any reimbursement or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (1) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits, during Executive’s taxable year may not affect the amount reimbursed or in-kind benefit provided in any other taxable year, (2) the reimbursement of an eligible expense will be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and (3) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

8. Cooperation Regarding Litigation. So long as Executive is an employee of the Company and thereafter for a period of two years (including after the termination of Executive’s employment), Executive will reasonably cooperate with the Company and any Constituent Company by being available to testify on behalf of the Company or any Constituent Company, in any action, suit, or proceeding (whether civil, criminal, administrative or investigative) and reasonably assist the Company or any Constituent Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any Constituent Company, as requested. The Company will promptly reimburse Executive for all reasonable expenses incurred by Executive in connection with Executive’s provision of testimony or assistance.

9. No Conflict. Executive represents and warrants to the Company and each Partnership Entity that neither the execution nor delivery of this Agreement, nor the performance of Executive’s obligations under this Agreement will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Executive is a party or under which Executive is bound, including, without limitation, the breach by Executive of a fiduciary duty to any former employers.

10. Waiver of Breach. Failure of the Company or any Partnership Entity to demand strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of the term, covenant or condition, nor will any waiver or relinquishment by the Company or any Partnership Entity of any right or power under this Agreement at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

11. Entire Agreement; Amendment. This Agreement cancels and supersedes all previous agreements other than the Confidentiality Agreement and Assignment of Inventions, by and between Executive and the Company, entered into in connection with Executive’s employment by the Company (the “Confidentiality Agreement”) relating to the subject matter of this Agreement, written or oral, between the parties. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties. For the avoidance of doubt, Executive’s equity award agreements outstanding as of the Effective Date are not canceled or superseded by this Section 11; provided, however, as of the Effective Date, the non-competition and non-solicitation obligations set forth in equity award agreements outstanding as of the Effective Date shall no longer be in effect.

12. Potential Unenforceability of any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement will be rendered void only to the extent that a judicial determination finds the provisions unenforceable, and the unenforceable provisions will automatically be reconstituted and become a part of this Agreement, effective as of the date of this Agreement, to the maximum extent in favor of the Company and the Partnership Entities that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable will not render the entire Agreement unenforceable, but rather this Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

13. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Agreement.

14. Governing Law. This Agreement is governed by the laws of the State of Kansas applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.

15. Notice. Any notice, request, consent or communication under this Agreement is effective only if it is in writing any (a) personally delivered or (b) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Tallgrass Management, LLC

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attn: General Counsel

If to Executive:

[●]

or such other persons or to such other addresses as may be furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 15.

16. Assignment. This Agreement is personal and not assignable by Executive. This Agreement may be assigned by the Company or General Partner without notice to or consent of any other party of this Agreement; provided that, such assignment must be to a Constituent Company. Except as described in the preceding sentence, this Agreement is not assignable by any party hereto without the consent of all the parties to this Agreement.

17. Survival of Obligations. All obligations of Executive that by their nature involve performance, in particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.

19. Consent to Jurisdiction and Venue. The parties hereby submit to the exclusive jurisdiction of the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas in any action or proceeding arising out of or relating to this Agreement, including any appeal and any action for enforcement or recognition of any judgment relating thereto, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may not be heard or determined in any court or before any panel other than the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. A final judgment in any such action or proceeding will be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, any objection they may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any suit, action or proceeding in any such court. The parties irrevocably consent to service of process in any suit, action or proceeding in any manner provided by law.

20. Expenses. If either party brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party is entitled to recover from the non-prevailing party reasonable attorneys’ fees and all other costs in such action or proceeding in addition to, but without duplication, any other relief to which the prevailing party may be entitled.

21. No Mitigation; No Offset. If Executive’s employment is terminated, Executive will be under no obligation to seek other employment and amounts due Executive under this Agreement will not be offset by any remuneration attributable to any subsequent employment that Executive may obtain.

22. Withholdings; Deductions. The Company and General Partner may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

23. Deferred Compensation. This Agreement is intended to comply with Section 409A of the Code or an exemption therefrom and will be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as Executive and the Board otherwise determine in writing, the award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code will be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A of the Code and in no event shall any Constituent Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A of the Code.

[Signature page follows.]

The parties have executed this Agreement effective for all purposes as of the Effective Date.

TALLGRASS MANAGEMENT, LLC

By:

Name:
Title:

TALLGRASS ENERGY GP, LLC

By:

Name:
Title:

Signature Page to Employment Agreement

EXECUTIVE:

[●]

Signature Page to Employment Agreement

Exhibit A

Restricted Area

The following parishes in the State of Louisiana:

Acadia

Allen

Ascension

Assumption

Avoyelles

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Caldwell

Cameron

Catahoula

Claiborne

Concordia

De Soto

East Baton Rouge

East Carroll

East Feliciana

Evangeline

Franklin

Grant

Iberia

Iberville

Jackson

Jefferson Davis

Jefferson

Lafayette

Lafourche

LaSalle

Lincoln

Livingston

Madison

Morehouse

Natchitoches

Orleans

Ouachita

Plaquemines

Pointe Coupee

Rapides

A-1

Red River

Richland

Sabine

St. Bernard

St. Charles

St. Helena

St. James

St. John The Baptist

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Tensas

Terrebonne

Union

Vermilion

Vernon

Washington

Webster

West Baton Rouge

West Carroll

West Feliciana

Winn

A-2